Exhibit 99.1

From:	DRYCLEAN USA. Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces Year End Results

Miami, FL – September 22, 2008 – DRYCLEAN USA, Inc. (AMEX:DCU) today reported results of operations for the Company’s year ended June 30, 2008.

Revenues for fiscal 2008 were $22,705,143, and were basically flat when compared to revenues of $22,748,527 in fiscal 2007. Net earnings decreased by 31.7% to $601,852 or $.09 per diluted share for fiscal 2008, from $880,990 or $.13 per diluted share in fiscal 2007.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA Inc., stated: “Although the Company experienced a reduction in revenues during the first three quarters of fiscal 2008 due to a slowing economy, we were able to ship some of our accumulated backlog and have a record fourth quarter. Unfortunately earnings in fiscal 2008 did not keep pace with fiscal 2007 mostly due to costs associated with the restructuring of our administration and sales staff and increased payroll expenses. However, the Company will enter fiscal 2009 with a better positioned staff and an increase in orders.”

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the

Securities and Exchange Commission.

DRYCLEAN USA, Inc.

DRYCLEAN USA, Inc. (AMEX:DCU)

Summary of Consolidated Statements of Income

	Year ended June 30,
	2008	2007

Revenues	$22,705,143	$22,748,527

Earnings before income taxes	954,591	1,410,724
Provision for income taxes	352,739	529,734

Net earnings	$601,852	$880,990

Basic and diluted earnings per share	$.09	$.13

Weighted average shares outstanding:
Basic	7,034,258	7,034,390
Diluted	7,036,727	7,037,846